Exhibit 99.1

FOR IMMEDIATE RELEASE

Perini Corporation Announces 2006 Results

•	Record revenues of $3.0 billion; record pretax income of $69.7 million
•	Net income of $41.5 million; diluted EPS of $1.54 per share
•	Backlog of $8.5 billion, up 7% from prior year end

Framingham, MA – February 15, 2007 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported results for the year ended December 31, 2006.

2006 Results

Net income was $41.5 million for the year ended December 31, 2006, as compared to net income of $4.0 million in 2005. Diluted earnings per common share were $1.54 for the year ended December 31, 2006, as compared to $0.20 for the year ended December 31, 2005. Revenues from construction operations were a record $3.0 billion for the year ended December 31, 2006, compared to revenues of $1.7 billion for the year ended December 31, 2005. The increase in revenues is due primarily to the addition of Rudolph and Sletten, and to an increased volume of work in the building segment’s hospitality and gaming market as a result of the significant new contract awards received in the latter half of 2005. Net income for the year ended December 31, 2006 was reduced by a $9.9 million after-tax charge, or $0.37 per diluted share, as a result of stock-based compensation expense from restricted stock unit awards granted in 2006. The 2005 results were severely impacted by an after-tax charge of $23.6 million, or $0.90 per diluted share, relating to the judgment against two Perini joint ventures in the matter of Mergentime Corporation, et al. vs. Washington Metropolitan Area Transit Authority (“WMATA”). The diluted earnings per share calculation for the year ended December 31, 2005 was favorably impacted by $0.09 per share due to the reversal of a portion of accumulated but unpaid dividends on the Company’s $21.25 Preferred Stock as a result of the settlement of the lawsuit brought by holders of the Company’s $21.25 Preferred Stock.

Robert Band, President and Chief Operating Officer, stated that, “We are pleased to report a record pretax profit for 2006, led by our building and our management services segments. Our strong backlog of $7.9 billion entering 2006 converted to revenue as expected during the year. In addition, we have added new work to our backlog during 2006 at a faster pace than our revenue burn-off, resulting in an increased backlog of $8.5 billion at December 31, 2006. Given the visibility provided from this backlog, we look forward to what we anticipate will be a record year in 2007 for revenues and earnings per share.”

Fourth Quarter Results

Net income was $19.3 million for the fourth quarter of 2006, as compared to fourth quarter net loss of $13.9 million in 2005. Diluted earnings per common share were $0.72 for the fourth quarter of 2006, as compared to a loss per common share of $0.45 for the fourth quarter of 2005. Revenues from construction operations were $944.3 million for the fourth quarter of 2006, compared to revenues of $603.2 million reported for the fourth quarter of 2005. The fourth quarter of 2006 results were reduced by a $2.4 million after-tax charge, or $0.09 per diluted share, as a result of stock-based compensation expense from restricted stock unit awards granted in 2006. As with the full year 2005

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February 15, 2007	Perini 2006 Results	Page 2

results, the fourth quarter of 2005 operating results were severely impacted by an after-tax charge of $23.6 million, or $0.89 per diluted share, as a result of the WMATA judgment. The diluted loss per share calculation for the fourth quarter of December 31, 2005 was favorably impacted by $0.09 per share due to the reversal of a portion of accumulated but unpaid dividends on the Company’s $21.25 Preferred Stock.

Backlog at $8.5 Billion

The backlog of uncompleted construction work at December 31, 2006 was $8.5 billion, a 7% increase from the backlog of $7.9 billion reported at December 31, 2005. The December 31, 2006 backlog includes new contract awards added during the fourth quarter of 2006 totaling $440 million which encompassed all of the Company’s operating segments, primarily the Company’s building segment which added approximately $172 million of additional work in the hospitality and gaming market in Las Vegas, Nevada, California and Maryland along with $122 million of various new awards at Rudolph and Sletten including the healthcare and high-tech markets, and $85 million in school construction work in Florida.

Financial Condition Remains Strong in 2006

The Company’s financial condition strengthened during the year ended December 31, 2006. Working capital increased to $194.0 million at December 31, 2006 from $153.3 million at December 31, 2005. The Company improved its solid base of shareholders’ equity to $243.9 million at December 31, 2006, reflecting the outstanding operating results achieved over the past five years. The Company expects to close in the next few days on a new $125.0 million credit facility that can be expanded to $175.0 million in the future. The Company believes its strong financial position and credit arrangements are more than sufficient to support the Company’s substantial backlog.

Outlook

Looking ahead to 2007, led by continued growth in its building segment and strong profit contributions from all of its operating segments, the Company affirms its initial guidance for 2007 revenues in the range of $3.8 to $4.0 billion and diluted earnings per share ranging from $2.00 to $2.20.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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February 15, 2007	Perini 2006 Results	Page 4

Perini Corporation (NYSE) Summary of Consolidated Earnings (Unaudited) (In Thousands of Dollars)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Revenues:
Building	$ 801,037	$ 461,688	$ 2,515,051	$ 1,181,103
Civil	74,790	83,628	281,137	275,584
Management services	68,505	57,910	246,651	276,790
TOTAL REVENUES	$ 944,332	$ 603,226	$ 3,042,839	$ 1,733,477

Gross profit (loss)	$ 56,926	$ (2,251)	$ 169,395	$ 69,704
General and administrative expenses	25,921	20,769	98,516	61,751
Income (loss) from construction operations	31,005	(23,020)	70,879	7,953
Other income, net	1,270	1,353	2,581	971
Interest expense	(925)	(912)	(3,771)	(2,003)
Income (loss) before income taxes	31,350	(22,579)	69,689	6,921
(Provision) credit for income taxes	(12,048)	8,666	(28,153)	(2,872)
NET INCOME (LOSS)	$ 19,302	$ (13,913)	$ 41,536	$ 4,049

Less: Dividends accrued on Preferred Stock	-	(99)	(166)	(990)
Excess of fair value over carrying value upon redemption
of Preferred Stock	-	-	(253)	-
Plus: Reversal of accrued dividends on Preferred Stock based on
settlement of lawsuit	-	2,271	-	2,271
Total available for common stockholders	$ 19,302	$ (11,741)	$ 41,117	$ 5,330

BASIC EARNINGS (LOSS) PER COMMON SHARE	$ 0.73	$ (0.45)	$ 1.56	$ 0.21

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$ 0.72	$ (0.45)	$ 1.54	$ 0.20

Weighted average common shares outstanding:
Basic	26,508	25,893	26,308	25,518
Effect of dilutive stock options, warrants and
restricted stock units outstanding	416	580	450	632
Diluted	26,924	26,473	26,758	26,150

Selected Balance Sheet Data (Unaudited)

(In Thousands of Dollars)

	December 31,	December 31,
	2006	2005
Total assets	$ 1,197,942	$ 915,256
Working capital	$ 193,952	$ 153,335
Long-term debt, less current maturities	$ 34,135	$ 39,969
Stockholders' equity	$ 243,859	$ 183,175

February 15, 2007	Perini 2006 Results	Page 5

Contact Information:

CCG Investor Relations

10960 Wilshire Boulevard

Suite 2050

Los Angeles, CA 90024

(310) 231-8600 ext. 103

Crocker Coulson, President

Elaine Ketchmere, Vice President

Perini Corporation

73 Mount Wayte Ave.

Framingham, MA 01701

(508) 628-2295

Michael E. Ciskey, Vice President &

  Chief Financial Officer